Exhibit 99.1

Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Gregory S. Panagos
	713 232 7551	News Release
Media Contact:	Guy A. Cantwell	FOR RELEASE: October 19, 2007
713 232 7647

TRANSOCEAN ANNOUNCES REDEMPTION OF ITS ZERO COUPON CONVERTIBLE DEBENTURES
DUE MAY 2020 AND ITS 1.5 PERCENT CONVERTIBLE DEBENTURES DUE 2021

                HOUSTON—Transocean Inc. (NYSE: RIG) today announced that it has called its Zero Coupon Convertible Debentures due May 2020 and its 1.5 percent Convertible Debentures due 2021 for redemption on November 15, 2007. The redemption price is $710.29 per $1,000 principal amount of the Zero Coupon Convertible Debentures and $1,000 (plus accrued and unpaid interest) per $1,000 principal amount of the 1.5 percent Convertible Debentures. The Zero Coupon Convertible Debentures and the 1.5 percent Convertible Debentures are convertible into ordinary shares at a rate of 8.1566 and 13.8627, respectively. The right of a holder of a debenture to convert the debenture into ordinary shares will terminate at the close of business on November 14, 2007 in the case of the Zero Coupon Convertible Debentures and on November 9, 2007 in the case of the 1.5 percent Convertible Debentures. If all holders convert before the redemption date, we expect to issue 5,756,702 ordinary shares upon conversion based on the debentures outstanding as of September 30, 2007. The aggregate face value of the debentures was $426 million as of September 30, 2007, and the cost to redeem the debentures is expected to be approximately $421 million, including accrued and unpaid interest, assuming none of the debentures are converted. Transocean expects to recognize a loss on retirement of the notes during the fourth quarter of 2007 of approximately $5 million and plans to use existing cash balances and borrowings under our existing revolving credit facility to fund the redemption.

                Statements regarding estimated cost, loss on retirement and funding of the redemption, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to the adequacy of sources of liquidity and factors detailed in Transocean’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

                Transocean Inc. is the world’s largest offshore drilling contractor with a fleet of 82 mobile offshore drilling units. The company’s mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 34 High-Specification Floaters (semisubmersibles and drillships), 19 Other Floaters, 25 Jackups and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $33 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.”

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